Exhibit 4.4
REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into this 19th day of September 2013, by and between The LGL Group, Inc., a Delaware corporation ("LGL"), and Venator Merchant Fund L.P., a Delaware limited partnership (the "Seller").
RECITALS
Seller has requested that LGL prepare and file a registration statement in order to facilitate the proposed sale of up to an aggregate of (i) 350,902 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), (ii) 1,754,510 warrants to purchase Common Stock (the "Warrants"), and (iii) 70,181 shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"), of LGL by Seller, and LGL is willing to undertake such registration.  The Shares, Warrants and Warrant Shares proposed to be sold are referred to herein as the "Securities."
The parties hereto desire that the Securities be subject to the rights and obligations described herein.
NOW, THEREFORE, in consideration of the premises and the covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the parties agree as follows:
1.            Definitions.  As used in this Agreement:

(a)            "Affiliate" means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.  For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(b)            "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c)            "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute enacted hereafter, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

(d)            "Holder" means the Seller or any Transferee in compliance with the provisions of Section 19 that holds Registrable Securities.

(e)            "Prospectus" means a prospectus forming a part of the Registration Statement.

(f)            The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement by the Commission.

(g)            "Registrable Securities" means the Securities, as well as any securities issued as a dividend or other distribution with respect to, or in exchange or in replacement of, the Securities.

(h)            "Registration Period" has the meaning ascribed to such term in Section 2.

(i)            "Registration Statement" has the meaning ascribed to such term in Section 2.

(j)            "Rule 144" means Rule 144 promulgated under the Securities Act or any similar rule enacted hereafter, as the same shall be in effect from time to time.

(k)            "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute enacted hereafter, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

(l)            "Transferee" has the meaning ascribed to such term in Section 19.

2.            Registration on Form S-3.  LGL, at its sole cost and expense, shall prepare and file with the Commission, within 30 days after the date hereof, a registration statement on Form S-3 pursuant to Rule 415 under the Securities Act, or, in the event that Form S-3 is unavailable to LGL, a registration statement on such other form (in either event, the "Registration Statement"), covering the resale of the Registrable Securities owned by each Holder, and shall use its reasonable best efforts: (i) to cause the Registration Statement to be declared effective by the Commission as promptly thereafter as reasonably possible; and (ii) to maintain the effectiveness of the Registration Statement for a minimum period of two years, subject to extension of that period as provided in Section 5 (or, if sooner, until such time, if any, as (a) all of the Registrable Securities have been sold by the Holders or (b) the Registrable Securities are permitted to be sold by each Holder or Transferee thereof without registration and without volume restrictions pursuant to Rule 144 (the "Registration Period")).

3.            Registration Procedures.  In connection with the registration of any Registrable Securities, LGL shall, as expeditiously as reasonably possible:

(a)            Prepare and file with the Commission such pre-effective and post-effective amendments and supplements to the Registration Statement and the Prospectus used in connection with the Registration Statement, and/or file such reports under the Exchange Act, as may be necessary to cause the Registration Statement to become effective, to keep the Registration Statement continuously effective during the Registration Period and not misleading, and as may otherwise be required or applicable under, and to comply with the provisions of, the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the Registration Period.

(b)            Furnish to each Holder such number of copies of the Prospectus, and each amendment or supplement thereto, in conformity with the requirements of the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

(c)            Notify each Holder: (i) when a Prospectus or any Prospectus supplement or post-effective amendment is proposed to be filed and, with respect to any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or a Prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by LGL of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (v) of the occurrence of any event or circumstance that makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus or documents so that, in the case of the Registration Statement and any amendment or supplement thereto, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)            Make every reasonable effort to avoid the issuance of, or, if issued, obtain the withdrawal of, any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(e)            If requested by any of the Holders, (i) incorporate in a Prospectus supplement or post-effective amendment such information as such Holders reasonably request be included therein regarding such Holders or the plan of distribution of the Registrable Securities and (ii) make all required filings of the Prospectus supplement or such post-effective amendment as soon as practicable after LGL has received notification of such matters to be incorporated in such Prospectus supplement or post-effective amendment; provided, however, that LGL shall not be required to take any action pursuant to this Section 3(e) that would, in the opinion of counsel to LGL, violate applicable law.

(f)            Upon the occurrence of any event contemplated by Section 3(c), prepare and deliver to the Holders any required supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document, including such reports as may be required to be filed under the Exchange Act, so that, as thereafter delivered, the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)            Use its best efforts to cause all Registrable Securities the resale of which is registered under cover of the Registration Statement to be listed on NYSE MKT or such other securities exchange or automated quotation system, if any, as is then the principal securities exchange or automated quotation system on which the Common Stock and the Warrants are then listed.

(h)            Use its best efforts to cause all Registrable Securities registered by the Registration Statement to be registered or qualified under the securities or "blue sky" laws of such states as the Holders shall reasonably request; provided, however, that LGL shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or to subject itself to any material tax in any such jurisdiction where it is not then so subject.

(i)            Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to the Registration Statement free of any restrictive legends and in such denominations and registered in such names as the Holders may reasonably request a reasonable period of time prior to sales of the Registrable Securities pursuant to the Registration Statement.

4.            Obligation to Furnish Information.  It shall be a condition precedent to the obligations of LGL to take any action pursuant to this Agreement with respect to the Registrable Securities of a Holder that such Holder shall have furnished to LGL such information regarding it, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as LGL shall reasonably request and as shall be required in connection with the action to be taken by LGL.

5.            Delay or Suspension of Registration Statement.

(a)            If (i) LGL is engaged in any active program for repurchase of Common Stock; (ii) LGL is conducting or about to conduct an offering of Common Stock and LGL is advised by the investment banker engaged by LGL to conduct the offering that such offering would be affected adversely by the registration of the offer and sale of the Registrable Securities; (iii) there is material non-public information regarding LGL that the Board of Directors of LGL (the "Board") reasonably determines not to be in LGL's best interest to disclose and that LGL is not otherwise required to disclose, or (iv) there is a significant business opportunity (including, but not limited to, the acquisition or disposition of assets other than in the ordinary course of business or any merger, consolidation, tender offer or other similar transaction) available to LGL that the Board reasonably determines not to be in LGL's best interest to disclose, LGL may (x) postpone or suspend filing of the Registration Statement for a period not to exceed 45 consecutive days or (y) postpone or suspend effectiveness of the Registration Statement for a period not to exceed 45 consecutive days; provided that LGL may not postpone or suspend effectiveness of the Registration Statement under this Section 5(a) for more than 120 days in the aggregate during any consecutive 12-month period; and provided, further, that no such postponement or suspension shall be permitted for consecutive 45-day periods arising out of the same set of facts, circumstances or transactions.

(b)            Upon receipt of any notice from LGL to the Holders of the existence of any fact of the kind described in Section 3(c)(v) or the happening of any event of the kind described in Section 5(a), each Holder shall forthwith discontinue disposition of Registrable Securities until such Holder's receipt of copies of a supplemented or amended Prospectus contemplated by Section 3(f), or until it is advised in writing (the "Advice") by LGL that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus.  If so directed by LGL, each Holder shall deliver to LGL (at the expense of LGL) all copies, other than permanent file copies then in each Holder's possession, of the Prospectus current at the time of receipt of such notice.  In the event LGL shall give any such notice, the Registration Period shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 3(c) or 5(a) to and including the date when the Holders shall have received the copy of the supplemented or amended prospectus contemplated by Section 3(f) or the Advice.

(c)            Each Holder whose Registrable Securities are covered by a Registration Statement filed pursuant to Section 2 agrees, if and to the extent requested by the managing underwriter or underwriters in the case of an underwritten offering of Common Stock by LGL or any stockholder of LGL other than Holders proposing to make sales of Common Stock pursuant to a registration statement under the Securities Act (to the extent timely notified in writing by LGL or such managing underwriter or underwriters or such stockholder), not to effect any public sale or distribution of securities of LGL of any class included in such Registration Statement, including a sale pursuant to Rule 144 (or any similar rule then in force) under the Securities Act, except as part of such underwritten registration, during the 10-day period prior to, and a period of up to 90 days beginning on, the effective date of any underwritten offering made pursuant to such Registration Statement; provided that, if requested by such managing underwriter or underwriters or such stockholder of LGL, the executive officers and directors of LGL shall have similarly agreed; and provided further that in no event shall the provisions of this Section 5(c) prevent the sale of Registrable Securities for more than 120 days in any 365-day period.  In the event LGL or the managing underwriter or underwriters or such stockholder shall give any such notice, the Registration Period shall be extended by the number of days that the Holders are prohibited from effecting any such public sale or distribution pursuant to this Section 5(c).

6.            Expenses of Registration.  All expenses incurred in connection with the registration pursuant to Section 2 (excluding any underwriters' discounts and commissions and fees and disbursements of counsel for the Holders), including, without limitation all registration and qualification fees, and fees and disbursements of counsel and accountants for LGL, shall be borne by LGL.

7.            Indemnification.

(a)            To the fullest extent permitted by law, LGL shall, and hereby does indemnify and hold harmless each Holder, each director, officer, partner and agent of each Holder, any underwriter (as defined in the Securities Act), and each person, if any, who controls each Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act and applicable state securities laws insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including any preliminary Prospectus or final Prospectus or any amendments or supplements thereto, arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, or arise out of any violation by LGL of any rule or regulation promulgated under the Securities Act applicable to LGL and relating to action or inaction required of LGL in connection with any such registration; and shall reimburse each such person for any legal or other expenses reasonably incurred by him in connection with investigating or defending any such loss, claim, damage, liability or action.  The indemnity agreement contained in this Section 7 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of LGL (which consent shall not be unreasonably withheld) nor shall LGL be liable to a Holder, underwriter or controlling person for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or an alleged untrue statement or omission or alleged omission made in connection with the Registration Statement, preliminary Prospectus, final Prospectus, or amendments or supplements thereto, in reliance upon and in conformity with information furnished by such Holder in writing for use in connection with such registration by or on behalf of such Holder, underwriter or controlling person.

(b)            To the fullest extent permitted by law, each Holder shall indemnify and hold harmless LGL, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls LGL (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any underwriter for LGL (as defined in the Securities Act), against any losses, claims, damages or liabilities, joint or several, to which LGL or any such director, officer, controlling person or underwriter may become subject, under the Securities Act and applicable state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including any preliminary Prospectus or final Prospectus or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, preliminary Prospectus or final Prospectus or any amendments or supplements thereto, in reliance upon and in conformity with information furnished by such Holder in writing for use in connection with such registration.  The indemnity agreement contained in this Section 7 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

(c)            In no event shall the liability of any Holder under Section 7(b) be greater than the lesser of (i) its pro rata portion of any liability based on the total liability of all Holders similarly situated, or (ii) the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(d)            Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action or actual knowledge of a claim that would, if asserted, give rise to a claim for indemnity hereunder, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof or knowledge thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with qualified counsel.  The failure to notify an indemnifying party promptly of the commencement of any such action or of the knowledge of any such claim, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7, but the omission so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

(e)            If the indemnification provided for in this Section 7 is for any reason, other than pursuant to the terms thereof, held to be unavailable to an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  LGL and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this Section 7(e).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 7(e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, but shall be subject, in the case of a Holder, to the limitation of Section 7(c) above.  No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  No party shall be liable for contribution with respect to any loss, claim, damage, liability, or action if such settlement is effected without the prior written consent of such party, which consent shall not be unreasonably withheld.

8.            Termination.  This Agreement shall terminate upon expiration of the Registration Period, provided that the rights and obligations of the parties pursuant to Section 7 shall survive such termination.

9.            Rule 144.  During the Registration Period, LGL shall use its best efforts to file the reports required to be filed by it under the Exchange Act in a timely manner and, if at any time LGL is not required to file such reports, it shall, upon the request of any Holder, use its best efforts to make publicly available other information so long as is necessary to permit sales pursuant to Rule 144.  LGL shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act pursuant to the exemption provided by Rule 144 under the Securities Act.  Upon the request of any Holder, LGL shall deliver to the Holders a written statement as to whether it has complied with such information requirements.

10.            Remedies.  In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by LGL or any of the Holders, the Holders or LGL (as the case may be) may proceed to protect and enforce its or their rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance or injunctive relief with respect to any such covenant or agreement contained in this Agreement.

11.            Notices.  All notices, requests, demands or other communications provided for or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally (which personal delivery shall include delivery by responsible overnight courier), or five days after being sent by registered or certified mail, return receipt requested, postage prepaid:

(i)
If to LGL to:

The LGL Group, Inc.
2525 Shader Road
Orlando, Florida  32804
Attention:  Chief Executive Officer
Tel:  (407) 298-2000

If to the Holders to:

Venator Merchant Fund L.P.
140 Greenwich Avenue, 3rd Floor
Greenwich, Connecticut  06830
Attention: Marc J. Gabelli
 Tel:  (203) 622-1150

All such notices, requests, demands or other communications to be given by or to the Holders shall be given by or to Seller.  By giving to the other parties at least five days' written notice thereof, any party hereto shall have the right from time to time and at any time during the term of this Agreement to change its respective address and each party shall have the right to specify as its address any other address within the United States of America.
12.            Grant of Other Registration Rights.  From time to time, LGL may grant registration rights to any other holder or prospective holder of any of the capital stock of LGL.

13.            Binding Agreement.  This Agreement and each provision herein shall be binding upon and applicable to, and shall inure to the benefit of, LGL, the Seller and their permitted assigns and legal representatives.

14.            Consents and Waivers.  No consent or waiver, express or implied, by any party hereto of the breach, default or violation by any other party hereto of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach, default or violation of the same or any other obligations of such party hereunder.  Failure on the part of any party hereto to complain of any act of any of the other parties or to declare any of the other parties hereto in default, irrespective or how long such failure continues, shall not constitute a waiver by such party of his rights hereunder.

15.            Applicable Law and Consent to Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b)            The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the New York state courts, or the United States District Court for the Southern District of New York, in each case sitting in New York County, New York over any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined in such New York state or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

16.            Prior Agreements; Amendments.  This Agreement supersedes any prior or contemporaneous understanding or agreement between the parties hereto respecting the subject matter hereof.  There are no arrangements, understandings or agreements, oral or written, among such parties relating to the subject matter of this Agreement.  No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification or waiver shall be in writing and signed by LGL and by the Seller, and such change or modification shall be binding on all Holders of Registrable Securities.

17.            Headings.  The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

18.            Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

19.            Transfer of Rights and Obligations.  This Agreement and the rights and obligations of any Holder under this Agreement may be transferred by such Holder to (i) an Affiliate of such Holder or (ii) the donee of a bona fide gift (any such permitted transferee being referred to herein as a "Transferee").  As a condition precedent to any such transfer, any such Transferee must provide written notice of such assignment to LGL, which notice shall at a minimum include the name and address of such Transferee, the Securities with respect to which such transfer is to occur and the number, if any, of other Securities held by such Transferee, and must agree in writing to be bound by the terms of this Agreement.

20.            Third Party Beneficiaries.  LGL hereby acknowledges that Transferees complying with the provisions of Section 19 are express third party beneficiaries of the obligations of LGL hereunder.

21.            Gender.  As used in this Agreement, the neuter gender shall include the masculine and feminine genders and the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the word "person" shall include a corporation, firm, company, trust and other form of association or entity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.
THE LGL GROUP, INC.

By:	/s/ R. LaDuane Clifton
	Name:	R. LaDuane Clifton
	Title:	Chief Financial Officer

VENATOR MERCHANT FUND L.P.
By: Venator Global, LLC, its General Partner

By:	/s/ Marc Gabelli
	Name:	Marc Gabelli
	Title:	President and Sole Member